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                                HERITAGE SERIES TRUST

                                       CLASS A
                                  DISTRIBUTION PLAN

                                       AMENDED
                                     SCHEDULE A




              The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


     SMALL CAP STOCK FUND
     VALUE EQUITY FUND
     GROWTH EQUITY FUND
     EAGLE INTERNATIONAL EQUITY PORTFOLIO

              0.35% of the average daily net assets





     Dated:   March 29, 1993, as amended on December 29, 1994, November 16,
     1995 and August 7, 1995
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